Exhibit 10.1

November 27, 2025

DELIVERED VIA EMAIL & DocuSign

Sean Gadd

Dear Sean:

On behalf of Latham Pool Products, Inc. ("Latham" or the "Company"), I am pleased to extend this formal contingent offer of employment effective January 5, 2026, as President and Chief Executive Officer reporting to the Latham Board of Directors. Your continued employment is at-will, for no set period of time, and may be terminated for any reason at any time by either you or the Company.

Your annual rate of pay is $750,000 which equates to $28,846 biweekly on our normal pay schedule. This position is classified as salaried (exempt) and ineligible for overtime.

As a full-time employee of Latham, you will be eligible for certain employee benefits, at your election, in the Company's employee benefit programs, which currently include group medical, dental, and vision insurance, disability insurance, life insurance, flexible spending accounts, and the Company-sponsored 401(k) plan, among other employee benefits. These employee benefits are subject to the terms and conditions of any applicable plan documents or other Company policies. Such employee benefits are provided on the first day of the month following 60 days of employment. Therefore, if you commence employment on January 5, 2026, you must have your selections completed by March 4, 2026, and such employee benefits will be effective March 5, 2026. Our 401(k) plan has an automatic enrollment feature, as well as a Company match. You will be notified via mail about the plan when the automatic enrollment begins. Should you choose to opt out, visit www.401 K.com or call Fidelity at 1800-835-5097. The Company reserves the right to add to, amend, or discontinue any employee benefit(s) at any time. Please do not hesitate to ask if you have questions about any employee benefits after reviewing the materials provided to you.

As a special consideration with this offer of employment, Latham will reimburse you for out-of-pocket COBRA premiums from January 5, 2026 at a 70% rate, as a bridge to your eligibility onto our plan effective March 5, 2026. You will also receive an allowance for financial planning expenses up to $15,000 annually.

In addition to your base salary, you are eligible to participate in the Company's annual Management Incentive Bonus (MIB) program at Tier 1A (100% of base pay) effective January 5, 2026. Your 2026 bonus, if earned, is based on plan achievement level which will be determined in QI 2027, subject to Compensation Committee approval, and will be pro-rated based on your eligibility date of January 5, 2026 through December 31, 2026. The 2026 MIB program details will be contained in an Appendix to this offer letter to be provided following the Compensation Committee’s approval of the 2026 MIB performance targets in December 2025. The MIB program is subject to change each year as will be reflected in an updated Appendix. Participation in the MIB is governed by a separate plan document, including and subject to any clawback provision therein. Any payment under this plan is separate from your base salary and any other employee benefit program.

You are eligible for a Company-provided mobile phone to use for business purposes. If you prefer to use your personal mobile phone for company business, you may choose that alternative. Please note that the Company does not reimburse for personal cell phone use.

The Company will reimburse you for reasonable expenses incurred in connection with the performance of your duties, subject to Company's policies and, to the extent applicable, the Board's approved annual budget. You will receive a copy of our expense reimbursement and travel policies as part of your onboarding.

As an executive officer of the Company, you are eligible for participation in Latham Group, Inc.'s annual equity incentive program beginning in 2027. Your current position eligibility in the annual award program (with an annual issuance generally in March) has a target value range of $2,000,000-3,000,000 as determined the Compensation Committee based on its annual assessment of Company and individual performance and market benchmarking and as may be changed as the Committee implements plan design changes. Your 2027 annual equity award is expected to consist of 50% performance share units (PSUs) and 50% restricted stock units (RSUs).

On your start date of January 5, 2026, you will receive a new hire equity award of stock settled stock appreciation rights (SARs) with a value of $2,750,000. The number of SARs you will receive and the strike price will be based on the fair market value (as determined using the Black-Scholes valuation model) of the Company’s common stock as of market close on January 5, 2026. The SARS will be scheduled to vest over a three (3) year period in 25% increments on each of the first two anniversaries of the grant date and the remaining 50% will vest on the third anniversary.

The vesting for all awards is subject to your continued employment except in the event of an approved retirement as defined in the applicable award agreement terms. The foregoing equity awards will be subject to the terms of Latham's equity plan, as well as the award agreements approved by the Compensation Committee, each in effect as of the grant date and used for similarly situated executives.

As your RSU award and PSU award vests, you will receive shares of SWIM stock. The value of your vested shares is based on the fair market value of Latham's stock at market close on the date of vesting. Your SAR award agreement will explain how a SAR may be exercised once vested.

Your 2027 equity awards and any equity awards in subsequent plan years will be reflected in a separate Appendix provided to you after Compensation Committee approval of your awards. Your eligibility for any subsequent equity awards will be based on Company and individual performance in your role, market benchmarking and your salary, as well as other factors in the sole discretion of the Compensation Committee.

After the grants have been approved by the Committee, the grant will be issued to you through E*Trade (or other stock plan administrator elected by the Company.) At the time that any equity grant is issued, you must have executed the applicable award agreement, which, together with the 2021 Omnibus Equity Incentive Plan, as amended, will contain the terms and conditions of the awards. In connection with any such award, you will receive a copy of the 2021 Omnibus Equity Incentive Plan, as amended, and the information prospectus covering the award. You will be required to log into your Latham E*Trade account in order to accept the grant agreement. The award will not become active in your account until after you have accepted the grant agreement online.

Trading in any shares of Latham's stock is always subject to our Securities Trading Policy, which you will receive after your start date, and other applicable laws and regulations.

As an Executive Officer, you will be subject to the Company’s Stock Ownership Guidelines which require that you own “Qualifying Stock” (as defined in the Guidelines) with a market value equal to or greater than 3 times your annual base salary prior to sales or transfers of Company stock except for certain “Permitted Transfers” under the Guidelines. A copy of the Stock Ownership Guidelines will be provided to you prior to your start date.

You will be eligible for our Flexible Paid Time Off (PTO) policy. While you generally have the discretion to take PTO as you see fit, your use of PTO may be limited by the Board at certain times if it, in its sole discretion, determines that your use of PTO could adversely affect the Company’s business. You will receive a copy of the Company's PTO policy which provides additional details about PTO usage. Please also note that as an employee of Latham, you will receive 11 Company-paid holidays each year. The Company reserves the right to add, amend or discontinue the PTO program.

The Company provides annual performance reviews for our employees. These reviews normally occur in the fourth quarter. Additionally, annual goals and objectives will be established for you individually and are generally tied to key performance indicators and strategic initiatives. These goals and objectives are updated and reviewed by the Compensation Committee quarterly. Both the annual performance review and annual goals factor into your total rewards package. Your compensation is approved annually by the Compensation Committee and is set based on several factors including individual performance, company performance, market data (including peer group data) and total rewards, including short and long-term compensation awards. Your annual performance review and quarterly goals and objectives results will be a factor considered by the Compensation Committee when considering a potential base salary or other compensation increase in the future.

At time of hire, a one-time relocation package (in an amount not to exceed $50,000) will also be provided to you to assist with expenses related to your move to Latham's headquarters in Latham, NY. In addition, the Company will reimburse your rental expenses for an apartment in the Albany, NY area up to $50,000 annually plus reasonable utility expenses. Any such payments made to you require 100% repayment if you voluntarily terminate employment or are terminated for cause within 18 months of hire.

As discussed, your primary work location will be the Company’s Latham, NY headquarters. Additional business travel will be required for various purposes including Board meetings, plant visits, investor meetings, conferences and other reasons. Such travel will be covered under the standard travel and expense reimbursement policy.

Your relocation package covers:

•	Mileage reimbursement for your personal vehicle or rental car fees. Reimbursement is not provided for personal meal or entertainment expenses during your in office time, unless those expenses are for business purposes.

•	One residence-search trip for you and your significant other up to three days (including airfare, hotel accommodations, meals, and related expenses (rental car, airport parking fees, etc.).

•	Any cost to connect and disconnect utilities because of the move.

•	The cost to store your belongings for no more than 30 consecutive days after the move.

•	Mileage incurred on your personal vehicle (one time) if you choose to drive your vehicle to your new residence versus transporting through a moving service.

•	Real estate and associated expenses (including attorney and broker fees) involving the sale of your current residence, if applicable.

•	Actual moving expenses (after obtaining at least two quotes) of your household goods and personal effects from the former residence to the new residence; please note — if there are any unusual items being considered for a move (RV, boat, more than two vehicles, etc.) we will need to discuss as this may be prohibited according to IRS rules.

•	Closing expenses associated with the purchase of a new home in the Capital Region, NY area. See IRS Publication 521 for additional information regarding the tax treatment of moving expenses incurred for work purposes under employer Accountable Plan. Please consult with Latham Human Resources regarding any potential maximum allowance for certain fees such as closing expenses and broker fees.

•	The Company is not responsible for any tax gross-up payments for any of the above payments.

As a Company officer and director, you will be eligible for coverage under the Company’s Directors and Officers liability insurance policies.

As a condition of employment, Latham requires 1) your execution of the enclosed Non-Disclosure, Non-Competition, and Non-Solicitation Agreement, and 2) your execution of the enclosed Mutual and Binding Employment Arbitration Agreement. This offer is contingent on a successful background check which may include 1) completion of a pre-employment drug screening test that will be at our expense and must be completed before your first day of employment; 2) your ability to provide proof of your employment eligibility and identity as required under the Immigration Reform and Control Act of 1986, via the completion of an 1-9 form; 3) successful completion of an international background check through the company's third party service; 4) professional references; and 5) a successful motor vehicle check (MVR) where applicable.

As an employee of Latham, you are subject to all of the policies and procedures of the Company, including the enclosed Non-Disclosure, Non-Competition, and Non-Solicitation Agreement. In making this employment offer, Latham has no interest in obtaining the benefit of any trade secrets or confidential information of any kind from your former employers. Accordingly, Latham requires you not to disclose any trade secrets or confidential information. Latham also requires you to comply with any existing and/or continuing contractual obligations you may have to any former employers, including by declining to accept/rescinding your acceptance of this offer of employment if necessary. By signing this letter, you represent that your employment with Latham shall not breach any agreement you have with any third party and you agree that you will not disclose to Latham any trade secrets or confidential information of a former employer or third party.

Subject to execution of this Offer Letter, you will be eligible to participate in the Officer Severance Plan, pursuant and subject to all terms of the Officer Severance Plan. Under the Plan, you will be eligible for a severance of 1.5 times your base salary and up to 18 months of Company-paid COBRA coverage in the event of a qualifying termination of employment as defined in the plan. The Officer Severance Plan also provides for accelerated equity vesting in the event of a qualifying termination following a change in control, as defined therein, and subject to the terms therein. Further, under the Officer Severance Plan, the Compensation Committee has discretion to provide continued vesting in the event of a qualifying termination of employment. Please see the attached Plan for more information.

Please sign a copy of this letter, the Non-Disclosure, Non-Competition, and Non-Solicitation Agreement and the Mutual and Binding Employment Arbitration Agreement at your earliest convenience. Importantly, if you have any questions, please contact me.

I anticipate that you will provide many contributions to our organization as leader of the Executive Leadership Team and as a member of the Board!

Sincerely,

/s/ James M. Cline
James M. Cline
Chairman

I acknowledge that I have read and understand the contents of this offer letter and that no other promises, representations or outside agreements have been made to me on the part of the Company or its representatives other than those expressly stated herein. I understand this letter is not a contract of employment and that my employment is at-will, meaning the Company or I may terminate the relationship at any time for any reason, regardless of any other documents or oral or written statements issued by the Company or its representatives. With this understanding, I accept the President and Chief Executive Officer position with the terms as stated above.

By:	/s/ Sean Gadd
Name: Sean Gadd
Date: 12/5/2025